NEWS RELEASE

Eden Energy Provides Corporate Update

VANCOUVER, January 30, 2009. Eden Energy Corp. today provided a corporate update on the Company, including an update on the drilling program at the White River Dome field in Colorado.

The Company drilled four wells in the White River Dome field during the 2008 drilling season. As of January 28, 2009 all of the wells have been tied in to the sales line and the Company is completing additional completion operations to get all wells flowing. As of January 28, 2009 the Company was producing approximately 1240 mcfd gross from its total of eight White River Dome wells.

The 2008 drilling program consisted of the following wells:

AHU 21-22. The well began producing on October 26 at an initial rate of 1310 mcfd and 380 bwpd on a 24/64’s choke. As of January 28, 2009 the well was producing at 340 mcfd.

AHU 7-43. The well was put on production on October 31 at an initial rate of 1390 mcfd and 625 bwpd on a 24/64’s choke. The well has produced intermittently during December and January due to high water rates and sand production. As of January 28, 2009 the well was shut in and the Company is working with the operator on turning the well to sales.

AHU 28-44. The well is currently experiencing high water rates and flowed intermittently during the month of December. The operator is currently working on turning the well to sales.

AHU 13-43. Pipeline construction was completed on January 21, 2009. The operator is currently working on turning this well to sales and the Company expects to have this well on production by the first week in February.

The costs and time to drill and complete these wells has been in line with original estimates. The costs and time to install pipeline and tie-in to sales have been above original estimates and the Company is currently in discussions with suppliers, subcontractors, and the Company’s operating partner to resolve these outstanding issues and their related costs. Until these issues are resolved the Company is not in a position to advance funds to settle all 2008 drilling program related accounts or claims.

The Company will be proceeding with an independent reserve report as at year end and will provide further updates at that time.

Donald Sharpe, president of Eden Energy, commented “We have been very frustrated with the delays in getting the wells tied in and producing to their full potential, but, by far the biggest issue we are facing is the severely depressed gas pricing in the Rocky Mountains. While production issues can and are being resolved, plunging gas prices cannot, and as we look ahead, these are of great concern to us. We are experiencing severely reduced cash flows and now that our 2008 program is wrapping up, we are reviewing our cost structure and will be making reductions where possible to better align with future expected monthly revenues. We do not foresee drilling additional wells in the 2009 drilling season and will continue to monitor the economics of the project before making further decisions in the White River Dome field.”

General:

Eden Energy Corp. focuses on large scale oil and gas projects with significant resource potential. Its current focus is the development of the White River Dome project in the Piceance Basin, Rio Blanco County, Colorado.

Notice Regarding Forward Looking Statements
This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, among other things, the production rates of the White River Dome wells, the dates of any tie ins of its White River Dome wells, and timing of an independent reserve report.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2007 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Eden Energy Corp.
Regarding the company and any of its projects, please contact Eden Energy Corp. at 1-866-693-1100 or email: info@edenenergycorp.com